EXHIBIT 23.2

Accountants and Business Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 22, 2004 (except for Note 18, as to which the date is February 22, 2005), accompanying the consolidated financial statements and schedules included in the annual report of Insteel Industries, Inc. on Form 10-K/A for the year ended October 2, 2004, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

Greensboro, North Carolina
March 11, 2005

628 Green Valley Road
Suite 300
Greensboro, NC 27408
T 336.834.1200
F 336.834.1210
W www.grantthomton.com

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